Exhibit 99.1

NEWS RELEASE

Contact:	Daniel C. Ayscue, President/CEO, (704) 867-5828
dan.ayscue@alliancebankandtrust.com

AB&T Financial Corporation Announces Third Quarter 2011 Results

Gastonia, N.C. (October 19, 2011) AB&T Financial Corporation (OTC Bulletin Board: ABTO), the parent company of Alliance Bank & Trust Company, today reported a net loss available to common shareholders for the nine months ended September 30, 2011 of $2.6 million or $(0.96) per basic and diluted share, a decrease of $2.49 million compared to a net loss of $67 thousand or $(0.03) per basic and diluted share for the nine month period ended September 30, 2010.  Net loss available to common shareholders for the three months ended September 30, 2011 was $1.4 million or $(0.54) per basic and diluted share, an earnings decrease of $1.3 million compared to a net loss of $100 thousand or $(0.04) per basic and diluted share for the three month period ended September 30, 2010.  The primary reasons for the decreases were increases in our provision for loan losses of $1.1 million and an additional $300 thousand in increased losses related to sales of other real estate owned over the same nine months of 2010.

Assets at September 30, 2011 were $215.3 million, an increase of $30.8 million or 16.7% over the $184.5 million at December 31, 2010.  Loans totaled $165.4 million at September 30, 2011 compared to $148.3 million at December 31, 2010, an increase of $17.1 million. Investment securities available for sale increased $11.6 million to $29.4 million at September 30, 2011.

Total deposits increased to $186.4 million on September 30, 2011, from $149.0 million as of December 31, 2010.  Non-time deposits increased from $55.6 million at December 31, 2010 to $86.5 million at September 30, 2011, an increase of $30.9 million or 55.6%.

Net interest income for the nine months ended September 30, 2011 was $4.5 million, an increase of approximately $871 thousand or 23.9% from the nine months ended September 30, 2010.

Daniel C. Ayscue, President and CEO, commented, “Capital preservation and continued focus on margin improvements have allowed us to move forward in response to the economic challenges of the last three years. We have made significant progress in identifying and resolving many of our problem assets. To that end, we charged off approximately $3.4 million in problem loans, during the first nine months of 2011, in an attempt to aggressively move troubled credits off of our balance sheet. We feel strongly that as our local and regional economies improve, Alliance will be well positioned for future opportunities.”

Alliance Bank & Trust Company, which opened in Gastonia, North Carolina in 2004, operates four North Carolina banking offices, in Gastonia (2), Kings Mountain and Shelby.

AB&T Financial Corporation is the parent company of Alliance Bank & Trust Company, which operates 4 community oriented branches in Gaston and Cleveland Counties in North Carolina that offer a full array of banking services. Additional information on Alliance Bank & Trust’s locations and the products and services offered are available at www.alliancebankandtrust.com.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. A discussion of certain factors that may cause such forward-looking statements to differ materially from the Company’s actual results, can be found in the Company’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in the release.